EXHIBIT 10.2

LEASE AGREEMENT

This Lease Agreement (this “Agreement” or “Lease”), dated as of October 31, 2016, is made between PNC Energy Capital LLC, a Delaware limited liability company (the “Lessor”) and Groton Fuel Cell 1, LLC, a Delaware limited liability company (the “Lessee”). Lessor and Lessee are referred to in this Agreement individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meaning set forth for such terms in the Purchase Agreement (as defined below).
WHEREAS, Lessor is in the business of owning and leasing fuel cell energy generating equipment and plans to purchase certain fuel cell energy equipment from Lessee pursuant to the Purchase and Sale Agreement, dated as of the date hereof, between Lessor and Lessee (the “Purchase Agreement”);
WHEREAS, FuelCell Energy, Inc., a Delaware corporation (“Guarantor”) has delivered to Lessor a Confirmation of Guaranty, dated as of the date hereof, pursuant to that certain Master Guaranty Agreement, dated as of December 11, 2015 (the “Guaranty”) to guarantee Lessee’s payment obligations to Lessor; and
WHEREAS, Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the fuel cell energy equipment described in each Bill of Sale entered into pursuant to the Purchase Agreement and as further described in this Agreement, when and as the conditions to such lease are met as provided herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
1.    LEASE. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor certain fuel cell energy equipment (the “Equipment”) as further described in Exhibit A. The Equipment shall be installed at the location described in Exhibit A (the “Site”).

2.    TERM AND RENT. The initial term (“Initial Term”) for this Lease shall be for the period specified in Exhibit A, and Lessee shall pay Lessor the Rent specified in Exhibit A throughout the Initial Term for the use of the Equipment. Attachment # 4 to Exhibit A sets forth a schedule showing the allocation of Rent for federal income tax purposes among Rent payment periods, any portion of the Rent that is considered a section 467 loan, the amortizing loan balance and the amount of interest each period that the Lessor is considered to pay the Lessee on any such loan. The Initial Term and Rent with respect to the Equipment shall commence on, and Lessee will be obligated to pay Rent from, the Rental Commencement Date (as defined in Exhibit A). For purposes of this Agreement, the term “Rent” shall mean and include all amounts payable by Lessee to Lessor for the lease of the Equipment. As used in this Agreement, the term “Lease Term” means the Initial Term plus any Renewal Terms (as defined in Section 15), unless earlier terminated in accordance with the terms of this Agreement.

3    LATE CHARGES. If any Rent or other amount due hereunder is not paid within five (5) days after the due date thereof, Lessor shall have the right to add and collect and Lessee agrees to pay a late charge on, and in addition to, such unpaid Rent or other amount due hereunder for each month or part thereof that such Rent or other amount due hereunder remains unpaid, equal to 2.5% per month of such unpaid Rent or other amount due hereunder until paid.

4.    DISCLAIMER OF WARRANTIES. Lessee acknowledges that Lessor is not the manufacturer of the Equipment, nor manufacturer’s agent, and Lessee agrees that as between Lessor and Lessee, the Equipment leased hereunder is of a design, size, fitness and capacity selected by Lessee and that Lessee is satisfied that the same is suitable and fit for its intended purpose. LESSEE FURTHER ACKNOWLEDGES THAT THE EQUIPMENT IS LEASED UNDER THIS AGREEMENT AND EACH LEASE ON AN ‘AS-IS,’ ‘WHERE IS’ BASIS AND THAT LESSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE EQUIPMENT, ITS MERCHANTABILITY, OR ITS FITNESS FOR A PARTICULAR PURPOSE. LESSOR SHALL NOT BE LIABLE TO LESSEE OR ANY OTHER PERSON FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM LESSEE’S USE OF THE EQUIPMENT, ANY DEFECT OR MALFUNCTION OF THE EQUIPMENT, OR FOR DAMAGES BASED ON STRICT OR ABSOLUTE TORT LIABILITY OR LESSOR’S NEGLIGENCE. No defect or unfitness of the Equipment shall relieve Lessee of the obligation to pay Rent, or to perform any other obligation under this Agreement.

5.    ASSIGNMENT OF WARRANTIES. Notwithstanding the foregoing, so long as no Default (as defined in Section 19) has occurred hereunder and is continuing, Lessee shall be entitled to the benefit of any applicable manufacturer’s warranties received or held by Lessor or from which Lessor otherwise benefits, and to the extent assignable, Lessor hereby assigns such warranties to Lessee for the Lease Term. In the event that any warranty is not assignable to Lessee, Lessor hereby appoints Lessee as Lessor’s agent and attorney-in-fact with respect to such warranty, which appointment is coupled with an interest, to assert and enforce, from time to time, in the name of and for the account of the Lessor and the Lessee, as their interests may appear, but in all cases at the sole cost and expense of the Lessee, any such warranty, and so long as no Default shall have occurred and be continuing, Lessee may retain any recovery from such claim.

6.    USE, OPERATION AND MAINTENANCE.

(a)    Lessee shall use the Equipment in the manner for which it was designed and intended, solely for Lessee’s business purposes, substantially in accordance with all manufacturer manuals and instructions and in compliance with Applicable Law. As used herein, “Applicable Law” means all applicable laws, statutes, regulations, ordinances, orders and other requirements of any governmental authority (including such requirements necessary to ensure that the Equipment qualifies for all tax benefits and environmental attributes, in each case, to the extent available by law to the owner of the Equipment as of the date of this Agreement). Lessee, at Lessee’s own cost and expense, shall install a fuel cell energy production monitoring system to monitor the energy production of the Equipment, and such monitoring system shall be acceptable to the Lessor and provide Lessor with real-time access to such monitoring system’s data. Any such monitoring systems installed by Lessee shall be deemed part of the Equipment and shall become property of Lessor. Lessee, at Lessee’s own cost and expense, shall keep the Equipment in good repair, condition and working order, ordinary wear and tear excepted, sufficient to perform according to the requirements of this Agreement and each Project Document, and shall furnish or otherwise obtain all parts, mechanisms, devices and servicing required therefore in the ordinary course. Lessee shall also make, at Lessee’s own cost and expense, all modifications to the Equipment as are required from time to time for the Equipment to comply with Applicable Law and each Project Document. All replacement parts, repairs, alterations, modifications and additions to the Equipment at any time made to or placed upon the Equipment shall become the property of Lessor. Lessee may, with Lessor’s prior written consent, which shall not be unreasonably withheld, make such alterations, modifications or additions to the Equipment as Lessee may deem desirable in the conduct of its business; provided the same shall not diminish the current or estimated residual value, utility, function, operation or remaining useful life of the Equipment, cause the loss of any warranty thereon or any certification necessary for the maintenance thereof. Lessor acknowledges that any data files or software developed or installed by Lessee which is resident or otherwise installed on the Equipment shall be and remain the property of Lessee;

provided, however, that the Lessor shall have no obligation or responsibility to remove or return same to Lessee. Lessee shall, at Lessee’s own cost and expense, provide and maintain a security system to adequately secure and limit access to the Equipment.
(b) Lessee shall take all necessary actions so that Lessee is either not subject to or is exempt from regulation (i) as a "public utility" or a "holding company" under the FPA and PUHCA and FERC's regulations thereunder, and (ii) as a "public utility," "electric utility," "electric corporation," or a "holding company" or similar terms under applicable laws or regulations of the state where the System is located.
(c) Lessee shall at all times maintain, or cause to be maintained, in full force and effect an interconnection agreement with the applicable local utility that permits interconnection and operation of the Equipment in parallel with such utility’s distribution system.
7.    NET LEASE. This Agreement is a “net lease” and Lessee’s obligation to pay all Rent and other amounts due and owing hereunder is absolute and unconditional and shall not be terminated, extinguished, diminished, setoff or otherwise impaired by any circumstance whatsoever, including by (a) any claim, setoff, counterclaim, defense or other right which Lessee may have against Lessor or any affiliate of Lessor; (b) any defect in the title, condition, design, operation, merchantability or fitness for use of the Equipment, or any eviction of the Equipment by paramount title or otherwise from the Site, or any unavailability of access to the Equipment at the Site; (c) any loss, theft or destruction of, or damage to, the Equipment or any portion thereof or interruption or cessation in the use or possession thereof or any part thereof for any reason whatsoever and of whatever duration; (d) the condemnation, requisitioning, expropriation, seizure or other taking of title to or use of the Equipment or the Site by any governmental entity or otherwise; (e) any ineligibility of the Equipment or any portion thereof for any particular use, whether or not due to any failure of Lessee to comply with any Applicable Law; (f) any event of “force majeure” or any frustration of purpose; (g) any insolvency, bankruptcy, reorganization or similar proceeding by or against Lessee; (h) termination or loss of the Site or any portion thereof, or of any other lease, sublease, right-of-way, easement or other interest in personal or real property upon or to which any portion of the Equipment is located, attached or appurtenant or in connection with which any portion of the Equipment is used or otherwise affects or may affect the Equipment or any right thereto, (i) any termination of a Project Document or the failure of any Project Document to be in full force and effect, or (j) any defect in the title to, or the existence of any lien with respect to, the Equipment (unless such defect or lien results from or is caused by any act or omission of Lessor, in which case Lessee may withhold Rent if and to the extent such defect or lien reasonably interferes with Lessee’s use of the Equipment), it being the intention of the Parties hereto that all Rent and other amounts payable under this Agreement shall continue to be payable in the manner and at times provided for herein. If for any reason whatsoever this Agreement is terminated in whole or in part by operation of law or otherwise, except as specifically provided herein, Lessee nonetheless agrees, to the extent permitted by Applicable Law and without limiting any other rights or remedies Lessor has under this Agreement or any other Lease Document, to pay to Lessor an amount equal to each installment of Rent and all other amounts due and owing hereunder, at the time such payment would have become due and payable in accordance with the terms hereof had this Agreement not been so terminated.

8.    NO LIENS; REMOVAL; ABANDONMENT; QUIET ENJOYMENT. Lessee shall keep the Equipment free and clear from all liens, charges, encumbrances, legal process and claims other than Permitted Liens. Lessee shall promptly notify Lessor of the imposition of any lien (other than Permitted Liens) of which the Lessee becomes aware and shall promptly use commercially reasonable efforts, at Lessee’s own cost and expense, to fully discharge and release any such lien. Lessee shall not move the Equipment from the location specified in this Lease therefor without the prior written consent of Lessor. Lessee agrees not to waive its right to use and possess the Equipment in favor of any party other than Lessor and further agrees not to abandon the Equipment to any party other than Lessor. So long as no Default has occurred and is continuing, Lessee’s quiet and peaceful possession and use of the Equipment will not be disturbed by Lessor or anyone claiming by, through or on behalf of Lessor.

9.    TITLE. (a) Lessor and Lessee agree that the Equipment is and at all times shall remain the sole and exclusive personal property of Lessor (subject to Section 25), and Lessee covenants that it will at all times treat the Equipment as such and that no part of the Equipment shall be considered or treated as a fixture. No right, title or interest in the Equipment shall pass to Lessee other than the right to maintain possession and use of the Equipment for the Lease Term, conditioned upon Lessee’s compliance with the terms and conditions of this Agreement. If requested by Lessor, Lessee shall affix to or place on the Equipment, at Lessor’s expense, plates or markings indicating Lessor’s ownership. Lessee will obtain a consent, acknowledgment and waiver from all persons with a real property interest in each Site where the Equipment is located, in form and substance reasonably acceptable to Lessor, consenting to and acknowledging Lessor’s ownership of the Equipment as Lessor’s personal property and waiving any ownership claim to the Equipment, whether as personal property or as a fixture.

(b)    The Parties agree that this Agreement will be a “true lease,” and the Lessor will be treated as owner of the Equipment and Lessee will be treated as lessee and, accordingly, the Parties agree that the Lessor will be entitled to claim any and all benefits available to an owner of the Equipment, including (i) all Tax Benefits (as defined in Section 18), and (ii) all rights and interests in and to any renewable energy credits, utility rebates (including performance based incentives), and any other environmental attributes associated with the electricity or thermal output from the Equipment that, as a matter of law, belong to the owner rather than the user of the Equipment (all such attributes in this clause (ii), specifically excluding any Tax Benefits, the “Environmental Attributes”). Lessor hereby assigns, effective as of the Lease Commencement Date, to Lessee, solely for the duration of the Lease Term, all of its rights and interests in and to any and all Environmental Attributes currently available by law to an owner of the Equipment as of the date hereof. For the avoidance of doubt, Lessor does not assign to Lessee any Environmental Attributes that, due to any future change in law, may become available only to an owner of the Equipment (including, but not limited to, any carbon credits). If any Environmental Attributes become available each of Lessor and Lessee shall be entitled to 50% of the value or proceeds of such Environmental Attributes during the Lease Term. In the event that this Agreement or the Lease is deemed to be a lease intended for security, Lessee hereby grants Lessor a purchase money security interest in the Equipment (including any replacements, substitutions, additions, attachments and proceeds).
10.    TAXES. (a) Lessee shall promptly reimburse Lessor, or shall pay directly if so requested by Lessor, as additional Rent, all taxes, charges and fees (including any interest, additions to tax and penalties) that may now or hereafter be imposed or levied by any governmental body or agency upon or in connection with the purchase, ownership, lease, possession, use or location of the Equipment or otherwise in connection with the transactions contemplated by this Agreement, including sales, use, property (real or personal and tangible or intangible), value added or other transfer taxes on (i) the initial sale of Equipment to Lessor, (ii) the Rents, (iii) the sale of power or thermal energy to, or the use of the Equipment by, the offtaker under the Power Purchase Agreement, dated as of December 23, 2015, between Lessee, FuelCell Energy, Inc. and Pfizer Inc. (as the same may be amended, amended and restated, modified or supplemented from time to time, the “Power Purchase Agreement”), or otherwise with respect to any Project Document, (iv) any payment of Stipulated Loss Value and (v) upon any exercise of the Purchase Option, but excluding any and all taxes, charges and fees (including any interest, additions to tax and penalties) (A) on or measured by net or gross income, net or gross receipts, alternative minimum taxable income, items of tax preference, branch profits, franchise, capital, conduct of business, stock value or net worth (in each case other than taxes that are (or are in the nature of) sales, use, value added, transfer, excise and personal property taxes), (B) resulting from

Lessor’s negligence, willful misconduct, or the breach by Lessor of any of its representations, warranties, covenants or obligations under any Lease Document (as defined in the Purchase Agreement), (C) resulting from or arising out of any failure on the part of Lessor to file any tax returns or pay any taxes owing on a timely basis or any errors or omissions on Lessor’s tax returns unless the Lessee is responsible under this Agreement for filing the returns, Lessee has not provided information requested by Lessor that is necessary to file such tax returns or Lessor’s failure to file any tax returns or any errors or omissions on such tax returns is attributable to Lessee’s fraud, negligence or misrepresentation, (D) attributable to a transfer or disposition (directly or indirectly) of any interest in the Equipment, this Agreement or any part of the foregoing or any interest in the Lessor (including a deemed transfer for tax purposes) other than (I) a transfer to Lessee pursuant to the exercise of any purchase option granted to Lessee under this Agreement, or (II) a transfer pursuant to Lessor’s exercise of remedies in Section 19 of this Agreement as a result of a Default, (E) resulting from the leasing, ownership, use or operation of any Equipment after the expiration or earlier termination of this Agreement with respect to such Equipment, (F) imposed on Lessor (including by way of withholding) as a result of the failure by Lessor (or any member of Lessor) to be a “United States person” (within the meaning of section 7701(a)(30) of the Internal Revenue Code (the “Code”), (G) imposed on Lessor by any jurisdiction to the extent such taxes would not have been imposed on Lessor had Lessor not engaged in activities in such jurisdiction unrelated to the transactions contemplated by the Lease Documents (as defined in the Purchase Agreement), and (H) imposed on any transferee, assignee or successor in interest of the Lessor to the extent such taxes are in excess of the taxes that would have been imposed on the original Lessor had such transfer or assignment not occurred. Lessee shall file, in a timely manner and in the name of the Lessor as owner, any personal property tax returns relating to the Equipment that are required to be filed covering periods during the Lease Term, pay the amounts shown on the returns and provide copies of such returns and proof of payment to the Lessor. Failure of Lessee to pay promptly amounts due hereunder shall be treated the same as failure to pay any installment of Rent pursuant to Section 3. If Lessee is requested by Lessor to file any other returns or remit payments directly to any governmental body or agency, Lessee shall provide proof of said filing or payment to Lessor.

(b) Lessee shall be entitled to contest the imposition of taxes, charges and fees (including penalties) subject to this Section 10 at Lessee’s sole cost and expense; provided that Lessee has confirmed in writing its liability for the amounts should it lose the contest, the contest does not create risk of forfeiture of the Equipment, and Lessee keeps Lessor informed about the progress of the contest and provides Lessor copies of any filings or correspondence with the tax authorities about the case. Lessor shall provide to Lessee such information as Lessee may reasonably request in order to contest and shall otherwise cooperate with Lessee to the extent necessary to permit Lessee to conduct such contest. Lessor agrees not to settle any claim that Lessee is contesting in accordance with this Section 10(b) without the prior consent of Lessee, such consent not to be unreasonably withheld. If Lessor shall obtain a refund or tax credit or other tax benefit attributable to an amount paid by Lessee pursuant to this Section 10, Lessor shall promptly pay or credit to Lessee the amount of such refund, credit or tax benefit.
11.    ACCOUNTS. (a) Lessee agrees to deposit all revenues received by Lessee with respect to the Equipment into a demand deposit account linked to a specific lockbox address (the “Lockbox Account”) to be established by Lessee. In addition, on the Lease Commencement Date, Lessee shall establish three separate interest bearing accounts as follows: (i) the “First Module Replacement Reserve Account”; (ii) the “Second Module Replacement Reserve Account”); and (iii) the “Minimum Monthly Reserve Account.” The First Module Replacement Reserve Account, the Second Module Replacement Reserve Account, the Minimum Monthly Reserve Account and the Lockbox Account are together referred to as the “Accounts”). Any and all interest accruing on invested amounts held in any of the Accounts shall be for the benefit of and shall be deemed the property of Lessee. Each of the Accounts may be at a financial institution that is an affiliate of Lessor. The cost of establishing and maintaining the Accounts shall be borne by Lessee. Lessee shall instruct each counterparty to each Project Document to make all payments to which Lessee or any of Lessee’s affiliates is entitled under each such Project Document to the Lockbox Account and to provide evidence of such instruction to Lessor, and Lessee agrees to enforce its right, or to cause its affiliates to enforce their rights, to designate the Lockbox Account as the place to which such payments should be made in the event that for any reason any such counterparty fails to make payment to such account. Lessee shall, on the Lease Commencement Date, fund the First Module Replacement Reserve Account with an amount equal to the “First Module Replacement Reserve Fund” as set forth in Exhibit A. Additionally Lessee shall, on the Lease Commencement Date, fund the Minimum Monthly Reserve Account with an amount equal to the “Minimum Monthly Reserve Fund” amount set forth in Exhibit A (the “Minimum Balance Requirement”), and Lessee shall thereafter maintain a minimum amount in the Minimum Monthly Reserve Account equal to the amount set forth in Exhibit A. Lessor shall have sole signatory authority over the Accounts.

(b)    If (i) an amount greater than twenty-five percent (25%) of the Minimum Balance Requirement is drawn from the Minimum Monthly Reserve Account and used to cover Rent payments on two (2) consecutive Rent payment dates or (ii) the amount in the Minimum Monthly Reserve Account falls below seventy-five percent (75%) of the Minimum Balance Requirement at any time, Lessee shall promptly replenish the Minimum Monthly Reserve Account such that the Minimum Balance Requirement is met and in addition shall provide to Lessor information regarding the cause of the shortfalls in the Lockbox Account and/or Minimum Monthly Reserve Account, the steps being taken to remedy the situation giving rise to such shortfalls, and such other information as Lessor shall reasonably request (which information shall not include technical proprietary information).
(c)    On the date that is five (5) business days prior to each date on which a payment of Rent is due (each, a “Rent Payment Date”), Lessor shall determine the amounts on deposit in the Lockbox Account, and if there are insufficient funds to make the transfers contemplated in clauses first and second of Section 11(d) in full on the next occurring Rent Payment Date, Lessor shall withdraw from the Minimum Monthly Reserve Account an amount equal to such deficiency and deposit such amount into the Lockbox Account.
(d)    On each Rent Payment Date under this Lease, Lessor shall transfer funds from the Lockbox Account in the following order of priority, in each case, to the extent funds are available in the Lockbox Account:
First, if any amount (other than Rent due and payable on such Rent Payment Date) is due and owing on such Rent Payment Date to Lessor hereunder (including, for the avoidance of doubt, any delinquent Rent due and owing at such time) or under any other Lease Document, Lessor shall transfer such amount to Lessor.
Second, Lessor shall transfer the amount of all Rent due and owing on such Rent Payment Date to Lessor.
Third, if the Minimum Balance Requirement is not met as of such Rent Payment Date, Lessor shall transfer to the Minimum Monthly Reserve Account the amount necessary to meet the Minimum Balance Requirement.
Fourth, if such Rent Payment Date occurs prior to such date that Lessor has released all applicable funds to Lessee in connection with the Second Module Replacement (as defined below) or such later date as Lessor may determine, Lessor shall transfer funds to the Second Module Replacement Reserve Account in accordance with the Second Module Replacement Sinking Fund Reserve Schedule (as defined in the Rental Schedule).

Fifth, provided that no Default has occurred and is continuing, Lessor shall transfer to Lessee any amounts remaining in the Lockbox Account.
(e) For the avoidance of doubt, funds in the First Module Replacement Reserve Account are intended for the purpose of completing the first replacement of the fuel cell module component of the Equipment and funds in the Second Module Replacement Reserve Account are intended for the purpose of completing the second replacement of the fuel cell module component of the Equipment. With respect to the first replacement of the fuel cell module component of the Equipment (the “First Module Replacement”), so long as no Default has occurred and is continuing, within five (5) business days following (i) written request from Lessee, (ii) Lessor’s receipt of a report and certificate from a licensed professional engineer satisfactory to Lessor with respect to the First Module Replacement and (iii) Lessee’s delivery to Lessor of evidence of Lessor’s ownership of the equipment relating to the First Module Replacement, Lessor shall release funds from the First Module Replacement Reserve Account to Lessee in the amount of the documented cost of such First Module Replacement, provided that (x) if such cost is less than 90% of the “First Module Replacement Reserve Fund” described in Exhibit A (the “First Module Replacement Reserve Fund”), then Lessor will release 90% of the First Module Replacement Reserve Fund, and (y) if such cost is greater than the First Module Replacement Reserve Fund, then Lessor will release the First Module Replacement Reserve Fund. Following such release, Lessor shall transfer any remaining portion of the First Module Replacement Reserve Fund that is not released in connection with the First Module Replacement from the First Module Replacement Reserve Account to the Second Module Replacement Reserve Account to be applied to the Second Module Replacement (as defined below) in accordance with the terms of this Agreement. With respect to the second replacement of the fuel cell module component of the Equipment (the “Second Module Replacement”), so long as no Default has occurred and is continuing, within five (5) business days following (i) written request from Lessee, (ii) Lessor’s receipt of a report and certificate from a licensed professional engineer satisfactory to Lessor with respect to the Second Module Replacement and (iii) Lessee’s delivery to Lessor of evidence of Lessor’s ownership of the equipment relating to the Second Module Replacement, Lessor shall release funds from the Second Module Replacement Reserve Account to Lessee in the amount of the then remaining funds in the Second Module Replacement Reserve Account.
(f)    At the end of the Lease Term, and after all amounts payable to Lessor under the Lease Documents have indefeasibly been paid in full, all amounts remaining in the Accounts shall be paid to Lessee other than (i) amounts necessary to repair any damage to the Equipment for which Lessee is liable hereunder or to the Site as a result of Lessee’s activity on the Site for which Lessor is liable and (ii) amounts Lessor is holding with respect to fuel cell module replacement in accordance with Section 14, which amounts (or reasonably estimated amounts if the specific amounts are not then known to Lessor) may be retained by Lessor. In the event the estimated amount retained by Lessor is greater than the actual amount necessary for such repairs, Lessor shall so notify Lessee promptly following such determination and shall deliver to Lessee an amount equal to such excess.
(g)    Lessor may cause a collateral agent to take any or all actions Lessor is permitted to take under this Agreement or any Lease Document.
12.    LOSS OF OR DAMAGE TO EQUIPMENT. Lessee hereby assumes and shall bear the risk of loss for destruction of or damage to the Equipment from any and every cause whatsoever, whether or not insured, until the Equipment is returned to Lessor. No such loss or damage shall impair any obligation of Lessee under this Agreement, which shall continue in full force and effect. In event of damage to or theft, loss or destruction of the Equipment (or any item thereof), Lessee shall promptly notify Lessor in writing of such fact and of all details with respect thereto, and shall, within thirty days of such event, at Lessee’s option, (a) place the same in good repair, condition and working order, (b) at Lessee’s expense, dispose of any Equipment in compliance with Applicable Law, substitute such Equipment (or any item thereof) with equipment of equivalent or superior manufacture, make, model and features, in good repair, condition and working order and transfer clear title to such replacement property to Lessor whereupon such property shall be subject to this Agreement and the applicable other Lease Documents and be deemed Equipment for purposes hereof and thereof, or (c) pay Lessor an amount equal to the sum of (i) all Rent accrued but unpaid to the date of such payment, plus (ii) the “Stipulated Loss Value” of the Equipment as set forth in Exhibit A (the “Stipulated Loss Value”), whereupon this Lease shall terminate, subject to Section 22, solely with respect to the Equipment (or any item thereof) for which such payment is received by Lessor. Any insurance proceeds received with respect to the Equipment (or any item thereof) shall be applied, in the event option (c) is elected, in reduction of the then unpaid obligations, including the Stipulated Loss Value, of Lessee to Lessor, if not already paid by Lessee, or, if already paid by Lessee, to reimburse Lessee for such payment, or, in the event option (a) or (b) is elected, to reimburse Lessee for the costs of repairing, restoring or replacing the Equipment (or any item thereof) upon receipt by Lessor of evidence, satisfactory to Lessor, that such repair, restoration or replacement has been completed, and an invoice has been provided therefor.

13.    INSURANCE. (a) Lessee shall keep the Equipment insured against theft and all risks of loss or damage, subject to policy limitations or exclusions reasonably acceptable to Lessor, from every cause whatsoever for an amount equal to the greater of the Stipulated Loss Value and the replacement value of the Equipment and shall carry general liability insurance, both for personal injury and property damage, and Lessee shall be liable for all deductible portions of all required insurance. All such insurance shall be maintained with insurance companies rated A-X or better by Best’s Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best’s Insurance Guide and Key Ratings shall no longer be published) or with other insurance companies of recognized responsibility satisfactory to Lessor. All insurance for theft, loss or damage shall provide that losses, if any, shall be payable to Lessor, and all such liability insurance shall name Lessor (or Lessor’s assignee as appropriate) as additional insured and shall be endorsed to state that it shall be primary insurance as to Lessor. Lessee shall pay the premiums therefor and deliver to Lessor a certificate of insurance or other evidence satisfactory to Lessor that such insurance coverage is in effect; provided, however, that Lessor shall be under no duty either to ascertain the existence of or to examine such insurance policies or to advise Lessee in the event such insurance coverage shall not comply with the requirements hereof. Each insurer shall agree by endorsement upon the policy or policies issued by it or by independent instrument furnished to Lessor, that it will give Lessor at least ten (10) days’ prior written notice of cancellation of the policy for nonpayment of premiums and at least thirty (30) days’ prior written notice for alteration or cancellation due to any other reason or for non-renewal of the policy. The proceeds of such insurance payable as a result of loss of or damage to the Equipment shall be applied as set forth in Section 12.

(b)    If Lessee fails to obtain insurance or provide evidence thereof to Lessor, Lessee agrees that Lessor may, upon prior written notice to Lessee, but shall not be obligated to, obtain such insurance on Lessee’s behalf and charge Lessee for all costs and expenses associated therewith. Without limiting the forgoing, Lessee specifically agrees that if Lessor obtains insurance on Lessee’s behalf, Lessee will be required to pay a monthly insurance charge. The insurance charge will include reimbursement for premiums advanced to the insurer, finance charges (which will typically be at a rate higher than the rate used to determine the Rent), billing and tracking fees, administrative expenses and other related fees. Lessor shall receive a portion of the insurance charges, which may include a profit from such finance charges, billing, tracking, administrative and other charges.
Except as provided in the immediately preceding paragraph, any other insurance obtained by or available to Lessor shall be secondary insurance, and Lessor shall be solely liable for all costs associated therewith.

14.    END OF LEASE TERM OPTIONS. Not later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term (as defined below) of this Lease, Lessee shall notify the Lessor in writing whether it intends at the expiration of such term to (a) renew the Lease in accordance with Section 15 of this Agreement (the “Renewal Option”), (b) purchase the Equipment in accordance with Section 16 of this Agreement (the “Purchase Option”), or (c) return the Equipment to Lessor (the “Return Option”); provided that Lessee may only exercise the Renewal Option or the Purchase Option so long as no Default under this Agreement has occurred and is then continuing and Lessee may only exercise the Return Option if all conditions contained in each Project Document to assign each such Project Document to Lessor have been met. If Lessee does not provide this notice at the end of the Initial Term, Lessee shall be deemed to have elected the Renewal Option. If Lessee does not provide this notice at the end of any Renewal Term, Lessee shall be deemed to have elected either the Renewal Option or the Return Option, to be selected in Lessor’s sole discretion. If Lessee elects the Return Option, Lessee acknowledges that by means of that certain Assignment Agreement dated as of the date hereof and executed by Lessee in favor of Lessor (the “Assignment Agreement”), Lessee shall have assigned to Lessor all of Lessee’s right, title and interest in, to and under each Project Document and each Governmental Approval, effective as of the end of the Lease Term. If the Equipment is not then in good repair, condition and working order or if the remaining useful life of the fuel cell module is not at least equal to the remaining term of the Power Purchase Agreement, ordinary wear and tear excepted, or has not been maintained in accordance with Section 6 hereof, Lessee shall promptly reimburse Lessor for all reasonable costs incurred to restore the Equipment to such condition and/or replace the fuel cell module, as the case may be, and Lessor may exercise its rights to retain amounts on deposit in the Accounts in accordance with Section 11(e); provided that so long as no Default has occurred and is continuing, if Lessee has indicated in writing to Lessor that the remaining useful life of the fuel cell module at such time is sufficient to function until the twelfth (12th) anniversary of the Lease Commencement Date but not for the remaining term of the Power Purchase Agreement, Lessee may return the Equipment to Lessor without replacing the fuel cell module and Lessor shall retain the amounts then accumulated in the Second Module Replacement Reserve Account. In such case, (i) Lessor shall consider having FuelCell Energy, Inc. continue to remain as the operator of the Equipment and (ii) Lessee shall replace the fuel cell module prior to the twelfth (12th) anniversary of the Lease Commencement Date, and within five (5) business days following (A) written request from Lessee, (B) Lessor’s receipt of a report and certificate from a licensed professional engineer satisfactory to Lessor with respect to such fuel cell module replacement and (C) Lessee’s delivery to Lessor of evidence of Lessor’s ownership of the equipment relating to such fuel cell module replacement, Lessor shall release funds from the Module Replacement Reserve Account to Lessee in the amount of the then remaining funds in the First Module Replacement Reserve Account and Second Module Replacement Reserve Account. If, at the end of the Lease Term, Lessee has elected the Return Option and any of the Power Purchase Agreement, the service agreement, the associated land rights agreement or site license, the associated backup supply agreement, the associated incentive payment agreement or applicable interconnection rights are no longer in full force and effect, then Lessee shall, within sixty (60) days of the end of the Lease Term, at Lessee’s expense, (i) reimburse Lessor for the costs to restore the Equipment as provided above and (ii) remove all of the Equipment from the Site, repair any damage to the Site caused by such removal so the Site is restored to its original condition at the time the Equipment was installed (pursuant to the requirements of the associated land rights agreement or site license), pack the Equipment into appropriate shipping containers, insure the shipment for the fair market value of the Equipment at such time, and cause the Equipment to be delivered to such location within the United States as Lessor may specify.

15.    LEASE RENEWAL. (a) If Lessee elects, or is deemed to elect, the Renewal Option for this Lease, then this Lease (with respect to all, but not less than all, of the Equipment under this Lease) shall be extended for a sixty (60) month term or such other term or terms as Lessor and Lessee may agree upon (each such term, a “Renewal Term”), commencing on the day following the last day of the Initial Term or the prior Renewal Term, as applicable; provided that the aggregate Renewal Terms may not exceed the remaining term of the Power Purchase Agreement or any service agreement or sixty (60) consecutive months following the last day of the Initial Term without the prior written consent of Lessor. Rent payable during any Renewal Term shall be the Fair Market Rental Value for the Equipment as determined below.

(b)    The Fair Market Rental Value (as defined below) of the Equipment, as of the commencement of any Renewal Term, shall be determined by agreement of Lessor and Lessee within sixty (60) days after receipt by Lessor of the irrevocable notice from the Lessee of its election to renew the Lease or its deemed election to renew the Lease, or, if they shall fail to agree within such sixty (60) day period, shall be determined by a qualified appraiser appointed by Lessor and Lessee or, if they cannot agree on an appraiser, then by a panel of three (3) appraisers with one each chosen by Lessor and Lessee and the third appraiser appointed by the first two appraisers (the “Appraisal Procedure”), with the fair market rental value as determined by the third appraiser to be binding and conclusive on the Parties as the “Fair Market Rental Value” for purposes of this Lease. The Rent payable during the Renewal Term shall be equal to the average of the Rent payable during the twelve (12) month period immediately preceding the Renewal Term until the Fair Market Rental Value is determined, at which time the prior Rent payments shall be adjusted to take into account such determination.
(c)    The amounts that are payable during any Renewal Term as Stipulated Loss Value shall be determined on the basis of the fair market sales value of the Equipment as of the commencement of such Renewal Term and shall be set forth in a schedule to be mutually agreed by Lessor and Lessee prior to the commencement of such Renewal Term. If Lessor and Lessee cannot agree on the fair market sales value, such amount shall be determined by the Appraisal Procedure, and the fees and expenses of the appraiser or panel of appraisers shall be shared equally by Lessor and Lessee.
16.    PURCHASE OPTION. (a) If Lessee elects the Purchase Option in accordance with Section 14 of this Agreement, Lessee shall have the option to purchase all but not less than all of the Equipment in this Lease from Lessor for an amount equal to the then fair market value of the Equipment as agreed by Lessee and Lessor, or if they shall fail to agree, as determined by the Appraisal Procedure (such amount, the “Lessee Purchase Option Amount”). The Purchase Option shall be consummated as of the close of business on the closing date set forth in Lessee’s notice or on such other date the Parties may otherwise agree (the “Lessee Purchase Date”).

(b)    So long as no Default shall have occurred and be continuing, Lessee shall have the right to purchase all but not less than all of the Equipment described in this Lease from Lessor (the "Early Buyout Option") for the fixed amount set forth in the Rental Schedule to this Lease (the "Early Buyout Option Amount") on the date of such Early Buyout Option as set forth in the Rental Schedule to this Lease. Lessee may exercise the Early Buyout Option by giving Lessor irrevocable written notice not earlier than one hundred eighty (180) days and not later than ninety (90) days prior to the date of the Early Buyout Option in this Lease. The Early Buyout Option shall be consummated as of the close of business on the date of the Early Buyout Option in this Lease or on such other date the Parties may otherwise agree (the "Lessee Early Buyout Date").
(c)    If Lessee elects to exercise the Purchase Option or Early Buyout Option, then on the Lessee Purchase Date or the Lessee Early Buyout Date, as the case may be, Lessee shall pay to Lessor (i) the Lessee Purchase Option Amount or the Early Buyout Option Amount, as applicable, and all sales, use, value added and other taxes required to be indemnified by the Lessee pursuant to Section 10 plus (ii) any unpaid Rent and any other outstanding amount due under this Agreement on or before such date.
(d)    Upon payment of all sums specified in this Section 16 and so long as no Default has occurred and is continuing, this Lease shall terminate, all amounts in any Accounts shall be returned to Lessee and, at the request of Lessee, Lessor shall transfer its rights in the Equipment to the Lessee on an “as is,” “where is” basis without representation or warranty.
17.    LESSEE INDEMNITY. Lessee assumes liability for and shall indemnify, save, and hold harmless Lessor and Lessor’s officers, directors, employees, agents and assignees from and against any and all third party claims, actions, suits or proceedings of any kind and nature whatsoever, including all damages, liabilities, penalties, costs, expenses and reasonable consultant and legal fees (hereinafter “Claim(s)”) based on, arising out of, connected with or resulting from the Equipment, the use or possession of the site where the Equipment is located, Lessee’s obligations under this Agreement, or Lessee’s possession, use or operation of the Equipment including, without limitation, Claims relating to ownership, use, possession or disposal of the Equipment, Claims arising in contract or tort (including negligence, strict liability or otherwise), Claims arising out of latent defects of the Equipment (regardless of whether the same are discoverable by Lessor or Lessee), Claims arising out of or relating to the violation of applicable law, including environmental law, or the existence or release of hazardous materials at the site where the Equipment is located, or Claims arising out of any trademark, patent or copyright infringement, but excluding (a) any Claims that accrue in respect of circumstances that occur after Lessor has taken possession of the Equipment after termination of this Agreement, provided that such Claims do not relate to Lessee’s use, possession or operation of the Equipment, (b) any Claims that result from the gross negligence or willful misconduct of Lessor, and (c) Claims for Taxes (it being agreed that Lessee’s indemnification obligations with respect to Taxes are set forth in Sections 10 and 18). If any Claim is made against Lessee or Lessor, the Party receiving notice of such Claim shall promptly notify the other, but the failure of such person receiving notice to notify the other shall not relieve Lessee of any obligation hereunder, except for obligations for any expenses or direct damages solely to the extent attributable to Lessor’s failure to so notify Lessee.

18.    TAX INDEMNITY.
(a)    Lessee acknowledges that the Rent has been calculated on the assumption that the Lessor will be the owner of the Equipment for federal, state and local income tax purposes on the date it acquires the Equipment pursuant to the Purchase Agreement, that it will remain the sole owner after entering into this Lease and that, for federal, state and local income tax purposes, it will be able to (i) claim an investment tax credit (for federal income tax purposes) under section 48(a)(3)(iv) of the Code for 30% of its purchase price for the Equipment on the Lease Commencement Date, (ii) depreciate 85% of its purchase price (100% for state and local income tax purposes) for the Equipment over five (5) years using the 200% declining-balance method and the half-year convention beginning on the Lease commencement date, (iii) deduct interest on any section 467 loan as the interest accrues on any Prepaid Rent Balance (as defined in the Rental Schedule) according to the Rent schedule in this Lease and (iv) amortize transaction expenses incurred in connection with this Lease over the Lease Term. The foregoing investment tax credit, depreciation deductions, amortization deductions and interest deductions are referred to herein as the “Tax Benefits.” Lessee acknowledges further that the Rent in this Lease has been calculated on the assumption that Lessor will have to report the Rent as income in the periods and amounts shown on the Rent schedule to this Lease.
(b)    Lessee represents, warrants and covenants to Lessor the following: (i) all of the Equipment was originally placed in service by the Lessee no more than three (3) months before the closing on the purchase by the Lessor and lease back under this Agreement to the Lessee (the “Original Placed-in-Service Date”), (ii) during the period beginning on the Original Placed-in-Service Date and ending on the date of the purchase of the Equipment by the Lessor and lease back of such Equipment under this Agreement to the Lessee, no person or entity other than the Lessee has had any ownership interest in the Equipment or any part thereof, (iii) all of the Equipment was new when it was originally placed in service by the Lessee, (iv) all of the Equipment will be considered “qualified fuel cell property” within the meaning of Section 48(c)(1)

of the Code and 100% of the applicable purchase price for the Equipment will qualify for a 30% investment tax credit under section 48(a)(3)(iv) in the hands of the Lessor, (v) all of the Equipment qualifies as “5-year property” within the meaning of Section 168(e)(3)(B)(vi)(I) of the Code, (vi) the Equipment will not be considered to have been financed in whole or in part with any tax exempt financing within the meaning of section 168(h)(5) of the Code, other than solely due to the fact that the Lessor (or any member of the Lessor) is or becomes a tax‑exempt entity within the meaning of section 168(h)(2) of the Code, (vii) the Lessor will have a tax basis for purposes of calculating the investment tax credit equal to its purchase price for the Equipment, for state and local income tax depreciation purposes equal to the Equipment’s purchase price, and for federal income tax depreciation purposes equal to 85% of the Equipment’s purchase price, which takes into account a reduction in basis equal to 50% of the 30% investment tax credit amount, (viii) the Equipment will not be considered used by a tax-exempt entity within the meaning of section 50(b)(3) of the Code or governmental unit or foreign person or entity within the meaning of section 50(b)(4) of the Code (in each case, other than as a result of the status of the Lessor or any member of the Lessor), (ix) as of the Lease Commencement Date, no portion of the Equipment is, and at no time will any portion of the Equipment become, tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code, (x) the Equipment will be used solely in the United States, (xi) the Equipment will not be subject to the alternative depreciation system under section 168(g) of the Code (assuming no election by Lessor under section 168(g)(1)(E) of the Code), (xii) the Power Purchase Agreement will be treated as a service contract under Section 7701(e) of the Code and not as a lease for income tax purposes, (xiii) the Lessee has not claimed and will not claim, or cause to be claimed, an investment tax credit under section 48(a)(3)(iv) of the Code, other federal tax credit or a cash grant under Section 1603 of the American Recovery and Reinvestment Act of 2009, as amended, in each case with respect to the Equipment or any portion thereof (xiv) on the Lease Commencement Date, the Equipment will not require any improvements, modifications or additions (other than ancillary items of a kind customarily selected and furnished by lessees of property of the same kind as the Equipment) in order for the Equipment to be rendered complete for its intended use by the Lessee, (xv) the Lessee will not take a position for U.S. federal or state income tax purposes that it is the owner of any portion of the Equipment or that is inconsistent with any of the tax assumptions set forth in this Section 18 and (xvi) at no time during the period beginning on the Lease Commencement Date and ending on the fifth anniversary of such date (the “Recapture Period”) will the Equipment or any portion thereof be disposed of or otherwise cease to be (in each case within the meaning of section 50 of the Code) “qualified fuel cell property” within the meaning of Section 48(c)(1) of the Code, other than as a result of the status of the Lessor or any member of the Lessor or actions taken by the Lessor.
(c)    Lessee covenants that it has not, and will not at any time during the term of this Agreement, take any action or omit to take any action (whether or not the same is permitted or required hereunder) that is inconsistent with the tax assumptions at the start of this section, that could contribute to loss by Lessor of all or any part of the Tax Benefits or that could require the Lessor to report Rent as income ahead of the periods to which the Rent is allocated in the applicable Rent schedule or report any other amounts as income as a result of the transactions contemplated in this Agreement (other than interest income from any section 467 loan) (an “Inclusion”). Lessee covenants that it will include in income interest on any section 467 loan as it accrues in accordance with the Lease schedule. Lessee covenants that it will provide Lessor promptly upon request any information that Lessor reasonably requires in connection with claiming any Tax Benefits and responding to questions from the Internal Revenue Service.
(d)    If as a result of any act, omission, breach of warranty or covenant or misrepresentation by Lessee, the Tax Benefits are lost, disallowed, eliminated, reduced, delayed, recaptured, compromised or are otherwise unavailable to Lessor (any of the foregoing being a “Loss”) or the Lessor is required to report an Inclusion, then Lessee will pay the Lessor promptly on demand an amount that will compensate the Lessor fully for the Loss or Inclusion (including any interest, penalties or additions to tax) on an after-tax basis. For this purpose, “after-tax basis” means an amount determined by dividing the amount of the Loss or Inclusion by one minus the maximum composite federal, state and local corporate income tax rates in effect at time of payment. Upon payment of the full indemnity amount by Lessee, the act, omission, breach of warranty or covenant or misrepresentation of Lessee that caused a Loss will not be deemed a Default hereunder. If requested by Lessee, Lessor agrees to attempt in good faith to challenge any assertion by the Internal Revenue Service or state tax authorities that will lead to a Loss; provided, however, Lessee has first paid to Lessor the amount of such Loss and agreed in writing to indemnify Lessor for all reasonable expenses (including attorneys’ fees), liabilities or losses that Lessor may incur in the contest. Lessor will have the sole discretion to determine whether or not to undertake judicial or administrative proceedings beyond the level of an Internal Revenue Service auditing agent and to select counsel to handle the contest; provided that if the claim must be paid before the matter can be heard in court, Lessee will advance the funds necessary to do so on an interest-free basis. For purposes of this Section 18, the term “Lessor” shall include the entity or entities, if any, with which Lessor files a consolidated income tax return.

19.    DEFAULT AND REMEDIES. (a) Lessee shall be in default under this Agreement if: (i) Lessee fails to pay Rent or any other payment due and owing hereunder within five (5) days of the due date thereof; (ii) Lessee fails to observe, keep or perform any other term or condition of this Agreement or any other Lease Document and such failure continues for thirty (30) days following receipt of written notice from Lessor; provided that if such default is capable of being cured but cannot be cured within such thirty-day period, and Lessee is diligently pursuing such cure, the cure period shall be extended for so long as is necessary to effect such cure (but in no event in excess of ninety (90) days beyond such thirty-day period); (iii) any representation or warranty made by Lessee herein or in any document delivered to Lessor in connection herewith shall prove to be false or misleading and the false or misleading nature of such representation or warranty is not corrected within thirty (30) days following receipt of written notice thereof from Lessor; provided that if such default is capable of being cured but cannot be cured within such thirty‑day period, and Lessee is diligently pursuing such cure, the cure period shall be extended for so long as is necessary to effect such cure (but in no event in excess of ninety (90) days beyond such thirty-day period); (iv) any event set forth in Section 11(b)(i) or (ii) or a breach of the covenant set forth in Section 26(c) shall have occurred; (v) Lessee becomes insolvent, dissolves, or assigns its assets for the benefit of creditors, or enters any bankruptcy or reorganization proceeding; (vi) (A) any Project Document or material Governmental Approval has been terminated without the prior written approval of Lessor or (B) any default has occurred and is continuing under any material provision of a Project Document or any material Governmental Approval and any cure period provided thereunder has terminated without such default having been cured; (vii) Lessee or Parent undergoes a change in ownership or control of any type without the prior written approval of Lessor; (viii) any “Default” (as such term is defined in the Guaranty) has occurred and is continuing under the Guaranty or the Guaranty fails to provide Lessor the rights intended to be created thereby, ceases to be in full force and effect or the validity thereof is disaffirmed by Lessee or the Guarantor; or (ix) any “Default” has occurred and is continuing under any lease agreement (as such term is defined in such agreement) that currently or may hereinafter exist between Lessor and any affiliate of Lessee or Guarantor (each of (i) through (ix), a “Default”).

(b)     If a Default shall have occurred and be continuing under this Lease, Lessor shall have the right to take any one or more of the following actions with respect to this Lease: (i) cancel or terminate this Lease, (ii) enter onto the premises and take possession of or otherwise repossess the Equipment and, at the option of Lessor, cause the Lessee to promptly assign to Lessor the Project Documents and Governmental Approvals as if the Equipment were being returned in connection with the Return Option; (iii) proceed by appropriate court action or actions at law or in equity to enforce performance by Lessee of the terms and conditions of this Agreement and/or recover damages for the breach thereof; (iv) cause all moneys on deposit in the Accounts for this Lease to be paid directly to the account of Lessor, but only to the extent of the amount actually owed by Lessee to Lessor hereunder; (v) accelerate all of the amounts due hereunder for this Lease by requiring Lessee to pay Lessor an amount equal to the sum of (A) all Rent and any other unpaid amounts accrued to the date of such payment, plus (B) the Stipulated Loss Value; (vi) exercise its rights set forth in Section 11(b) herein; (vii) take any other action as provided for in the Assignment Agreement; and/or (viii) exercise any other right or remedy available at law or in equity.
(c)    Upon Lessee’s payment in full to Lessor of the amounts set forth in Section 19(b)(v), this Lease shall terminate (except as set forth in Section 22).
20.    REPORTS. (a) As long as Guarantor is a publicly traded company filing reports with the SEC, within ten (10) days of Guarantor’s filing of any Form 8 K, 10 Q or 10 K, Lessee shall provide Lessor with copies of all such filings.

(b)    If, at any time during this Lease, Guarantor ceases to be a publicly traded company and, as a result, the foregoing information is no longer filed with the SEC, then, from and after such time, Lessee shall: (i) within sixty (60) days after the end of each quarterly period during the Lease Term, deliver to Lessor unaudited quarterly financial statements for the Lessee and the Guarantor as of the end of such quarterly period, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”); and (ii) within one hundred twenty (120) days after the end of each calendar year during the Lease Term, deliver to Lessor audited annual financial statements for the Lessee, the Guarantor and the counterparty to the Power Purchase Agreement as of the end of such calendar year, prepared in accordance with GAAP; provided that if audited annual financial statements are not prepared for Lessee and the Guarantor in the ordinary course for any year then unaudited annual financial statements for Lessee or the Guarantor for such year may be provided if they are certified by the chief financial officer of the Lessee or Guarantor as prepared in accordance with GAAP.
(c)    Promptly, but in any event within ten (10) business days after receipt thereof, a copy of each material notice sent or received in connection with a Project Document or a Governmental Approval.
(d)    Promptly upon, but no later than fifteen (15) business days after, Lessor’s request from time to time, such data, certificates, reports, statements, documents and further information regarding the business, assets, liabilities, financial condition, or results of operations of the Lessee as the Lessor may reasonably request (which information shall not include technical proprietary information).
21.    FURTHER ASSURANCES. Lessee agrees (a) at the written request of Lessor, to execute and deliver to Lessor any Uniform Commercial Code financing statements, fixture filings or other instruments Lessor deems necessary for expedient filing, recording or perfecting the interest and title of Lessor in this Agreement and the Equipment, (b) that a copy of this Agreement may be filed in accordance with clause (a), provided the economic terms not necessary for filing shall have been deleted therefrom, (c) that all costs incurred in connection with any actions taken in accordance with clause (a), including, without limitation, costs for filing fees and taxes, shall be paid by Lessee, and (d) to promptly, at Lessee’s expense, deliver such other reasonable documents and assurances, and take such further action as Lessor may reasonably request in writing, in order to effectively carry out the intent and purpose of this Agreement and each Lease.

22.    SURVIVAL. Lessee’s covenants, representations, warranties and indemnities contained in Sections 8, 10, 14, 17, 18, 19 and 26 hereof are made for the benefit of Lessor and shall survive, remain in full force and effect and be enforceable after the expiration or termination of this Agreement for any reason. Each other provision set forth in the Lease Documents that, by its terms, survives termination of this Agreement shall also survive, remain in full force and effect and be enforceable after the expiration or termination of this Agreement for any reason. Further, at the end of the Lease Term, to the extent a Default shall have occurred and be continuing (or would have occurred and be continuing but for the end of the Lease Term) pursuant to Section 19(a)(viii) or (ix), any amounts on deposit in the Accounts with respect to such Lease shall be held by Lessor until such Default has been cured, and such amounts shall be available to Lessor to offset any amounts owed to Lessor in respect of such Default.

23.    INSPECTION. During the Lease Term, Lessor may, during normal business hours, on reasonable prior written notice to Lessee and in accordance with any notice requirement set forth in any applicable Project Document, inspect the Equipment and the records with respect to the operations and maintenance thereof, in Lessee’s custody or to which Lessee has access. Lessee may be present at such inspection. Any such inspection will not unreasonably disturb or interfere with the normal operation or maintenance of the Equipment or the conduct by Lessee of its business and will be in accordance with Lessee’s health, safety and insurance programs. In no event shall Lessor have any duty or obligation to make any such inspection and Lessor shall not incur any liability or obligation by reason of not making any such inspection.

24.    ACCEPTANCE OF EQUIPMENT: NON CANCELABLE. Lessee’s acceptance of the Equipment shall be conclusively and irrevocably evidenced by Lessee signing the Certificate of Acceptance in the form attached hereto and upon acceptance, each Lease shall be noncancelable for the Initial Term thereof unless otherwise provided in this Lease.

25.    ASSIGNMENT. (a) Lessee may not assign any interest in this Agreement or the other Lease Documents without the prior written consent of Lessor, which consent shall not be unreasonably withheld.  Lessor may assign its interests in this Agreement and the other Lease Documents, in whole or in part, with notice to but without the consent of Lessee.  If any such Lessor assignment is a partial assignment of this Agreement by PNC Energy Capital LLC (for purposes of this Section 25, “PNC”), (i) so long as no Default shall have occurred, PNC shall maintain its administrative role under this Agreement with Lessee and shall act as an intermediary between Lessee and any PNC partial assignee, and (ii) unless Lessee receives notice from PNC or PNC's assignee to the contrary, Lessee's satisfaction of its obligations under the Lease Documents to PNC shall be deemed to satisfy such obligations to all Lessors.

(b)    Without limiting the foregoing, Lessee further acknowledges and agrees that upon written notice of an assignment from Lessor, Lessee will pay all Rent and any and all other amounts payable by Lessee under this Lease to such assignee or mortgagee or as instructed by Lessor provided that Lessee may assert any defense that it may have pursuant to this Agreement. Lessee agrees to confirm in writing receipt of notice of assignment as may be reasonably requested by assignee or mortgagee.
(c)    Except as otherwise set forth in this Agreement, Lessee shall not assign, sublet, hypothecate, sell, transfer or part with possession of the Equipment or any interest in this Agreement, and any attempt to do so shall be null and void and shall constitute a Default hereunder.
26.    REPRESENTATIONS, WARRANTIES AND COVENANTS. (a) Lessee represents and warrants to Lessor that: (i) the execution and delivery by Lessee of this Agreement and the Certificate of Acceptance are duly authorized on the part of Lessee and constitute valid obligations binding upon, and enforceable against, Lessee; (ii) neither the execution and delivery of this Agreement or the Certificate of Acceptance, nor the due performance thereof by Lessee, including the commitment to pay (and payment of) Rent, will result in any breach of, or constitute a default under, or violation of, Lessee’s constitutive documents, or any material agreement to which Lessee is a party or by which Lessee is bound that relates to the subject matter hereof; (iii) Lessee is duly formed, validly existing and in good standing in its state of formation and in any jurisdiction where the Equipment is located; and (iv) no material approval, consent or withholding of objection is required from any governmental authority or entity with respect to the entering into, or performance of this Agreement or the Certificate of Acceptance by Lessee.

(b)    Lessee has provided to Lessor true and correct copies of its constitutive documents, authorizing resolutions for the transactions contemplated hereby, and a certificate of incumbency, each certified by a duly appointed officer of Lessee.
(c)    Without the prior consent of Lessor, Lessee shall not: (i) amend or supplement any Project Document or Governmental Approval in any manner that could be reasonably expected to affect Lessor’s interest in the Lease; or (ii) transfer or terminate any Project Document.
(d)    Without the prior consent of Lessor, Lessee shall not (i) permit the offtaker under the Power Purchase Agreement to net or setoff any mutual debts or payment obligations between Lessee and offtaker owing under the Power Purchase Agreement or (ii) consent to the offtaker under the Power Purchase Agreement assigning its obligations under the Power Purchase Agreement, to the extent Lessee’s consent is required for such assignment.
27.    NOTICES. Any notice required or given hereunder shall be deemed properly given when provided in writing (a) three (3) business days after mailed first class, overnight, or certified mail, return receipt requested, postage prepaid, addressed to the designated recipient at its address set forth below or such other address as such Party may advise by notice given in accordance with this provision or (b) upon receipt by the Party to whom addressed in writing by personal delivery, commercial courier service, fax or other means which provides a permanent record of the delivery of such notice. Notices shall be delivered to the Parties at the following addresses:

If to Lessee:
Groton Fuel Cell 1, LLC
c/o FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Ct. 06810
Attn: Jennifer D. Arasimowicz, Esq.
Vice President and Managing Counsel
Telephone: 203-825-6070
Facsimile: 203-825-6069

With a copy to:
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Ct. 06810
Attn: Jennifer D. Arasimowicz
Vice President and Managing Counsel
Telephone: 203-825-6070
Facsimile: 203-825-6069

If to Lessor:
PNC Energy Capital LLC
995 Dalton Avenue
Cincinnati, OH  45203
Attn: Corporate Counsel
Telephone: (513) 455-2300
Facsimile: (513) 763-1637

28.    DOCUMENTATION. Except for the payment of Rent, for which invoices are provided as an accommodation to Lessee and not as a condition precedent to payment, Lessor shall use commercially reasonable efforts to provide Lessee with reasonable documentation, including, statements, tax bills and/or invoices, evidencing payment obligations or reimbursement due to Lessor pursuant to the terms of this Agreement.

29.    ANTI-MONEY LAUNDERING; INTERNATIONAL TRADE LAW COMPLIANCE. Lessee represents and warrants to Lessor, as of the date of this Agreement, the date of each advance of proceeds pursuant to this Agreement, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement and the Lease has been terminated and all amounts thereunder have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of this Lease will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay this Lease are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. Lessee covenants and agrees that it shall immediately notify Lessor in writing upon the occurrence of a Reportable Compliance Event.

As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means Lessee, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of the foregoing, and all brokers or other agents of Lessee acting in any capacity in connection with this Agreement or this Lease; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.
30.    USA PATRIOT ACT NOTICE. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each lessee that opens an account. What this means: when Lessee opens an account, Lessor will ask for the business name, business address, taxpayer identifying number and other information that will allow Lessor to identify Lessee, such as organizational documents. For some businesses and organizations, Lessor may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

31.    GOVERNING LAW. This Agreement is entered into, under and shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to conflict of laws principles other than Section 5-1401 and 5-1402 of the New York General Obligations law. Each Party consents to the exclusive jurisdiction of any state or federal court in the State of New York over any action or proceeding brought in connection with this Agreement. LESSEE AND LESSOR EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LESSOR AND/OR LESSEE MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.

32.    FINANCE LEASE STATUS. Lessee agrees that if Article 2A-Leases of the Uniform Commercial Code of the State of New York (the “Uniform Commercial Code” or “UCC”) applies to this Agreement this Agreement shall be considered a “Finance Lease” as that term is defined in Article 2A. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE BY SECTIONS 508-522 OF ARTICLE 2A OF THE UNIFORM COMMERCIAL CODE.

33.    BUSINESS DAY. For all purposes hereof, the term “business day” means any day which is not a Saturday, Sunday or other day on which banks are required to close for business in the State of Ohio.

34.    MISCELLANEOUS. The captions of this Agreement are for convenience only and shall not be read to define or limit the intent of the provision that follows such captions. This Agreement and the Lease Documents contain the entire agreement and understanding between Lessor and Lessee relating to the subject matter hereof. Any variation or modification hereof and any waiver of any of the provisions or conditions hereof shall not be valid unless in writing signed by an authorized representative of the Parties hereto. Any provision of this Agreement that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Lessor’s failure at any time to require strict performance by Lessee or any of the provisions hereof shall not waive or diminish Lessor’s right thereafter to demand strict compliance therewith or with any other provision.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

LESSOR:	LESSEE:
PNC ENERGY	GROTON FUEL CELL 1, LLC
CAPITAL LLC

BY: /s/ Jennifer Wirth	By: FuelCell Energy, LLC
Name: Jennifer Wirth	Its: Sole Member
Title: Vice President
By: FuelCell Energy, Inc.
Its: Sole Member

BY: /s/ Michael S. Bishop
PRINT NAME: Michael S. Bishop
Title: Senior Vice President, Chief Financial
Officer & Secretary

EXHIBIT A
RENTAL SCHEDULE NO. 1

This Rental Schedule dated and effective as October 31, 2016 is incorporated into and deemed part of the Lease Agreement dated as of October 31, 2016 (the “ Agreement”) by and between PNC Energy Capital LLC (“Lessor”) and Groton Fuel Cell 1, LLC (“Lessee”). This Rental Schedule shall be accompanied by a Certificate of Acceptance in the form attached as Attachment #1.

All terms used within this document that are defined in the Agreement shall have the same meaning herein.

1.	Description of Equipment and Site locations:

Fuel cell energy generating system located at: 445 Eastern Point Road, Groton, Connecticut 06340, as more fully described on Attachment #5 to this Rental Schedule.

Lease Terms:

Initial Term: __120 months ______________________________
Rental Commencement Date: October 31, 2016_________________________
Rent: __As set forth on Attachment #2 attached hereto and incorporated herein_____
Minimum Monthly Reserve Fund: $1,076,431.00
First Module Replacement Reserve Fund: $7,276,000.000

The Initial Term of this Lease shall commence upon the Acceptance Date as indicated on the Certificate of Acceptance (“Lease Commencement Date”) and, unless earlier terminated pursuant to the terms of the Agreement, shall continue until expiration of the number of months specified above after the Rental Commencement Date specified above. Rent shall begin accruing on the Rental Commencement Date and shall be due and payable, along with applicable taxes, in advance each month during the Initial Term on the dates and in the amounts specified for such date on Attachment #2.

Lessee shall pay Rent throughout the Initial Term on each Rent payment date listed on Attachment #2 in the amount specified under the column heading “Cash Rent Payment” for such Rent payment date. The Rent payable on each Rent payment date shall be applied to satisfy the Lessee’s obligation with respect to the cash Rent owed on each “Rental Date”, as further set forth on Attachment #4 hereto.

The total “Cash Rent Payment” due from Lessee for use of the Equipment during the Initial Term shall accrue in advance from the Lease Commencement Date throughout the Initial Term and shall be allocated to each full or partial calendar year during such Initial Term (each, an “Allocation Period”) in the amounts shown under the column heading “Annual Allocation for Federal Income Tax Rent” (the “Allocated Rent”) on Attachment #4 hereto. Within each Rental Period, such Allocated Rent shall be allocated on a level daily basis.

The Lessor and the Lessee agree that the “Allocated Rent” shown on Attachment #4 is intended to constitute a specific allocation of fixed rent within the meaning of Treasury Regulation §1.467-1(c)(2)(ii)(A) to each Rental Period and, thus, does not represent any exchange of cash or a deduction against “Cash Rent Payment.” The rent that the Lessor and Lessee will report for use of the Equipment for income tax purposes is the Allocated Rent as shown in Attachment #4.
If, from time to time, there is a difference in the cumulative “Cash Rent Payments” and “Allocated Rents”, then the Lessor and the Lessee will treat the difference for income tax purposes as a loan as described in Section 467 of the Code. Lessor and Lessee agree that the “Interest” shown on Attachment #4 is intended as adequate interest on fixed rent within the meaning of Treasury Regulation §1.467-1(e)(2) and §1.467-2(b)(1)(ii), and the “Interest” shown on Attachment #4 will be reported as interest expense of the Lessor and interest income of the Lessee when the difference between the cumulative amounts is ‘negative’ (a "Prepaid Rent Balance") and as interest income of the Lessor and interest expense of the Lessee when the cumulative difference is ‘positive’(a "Deferred Rent Balance").

2.	Stipulated Loss Values are as set out on Attachment #3 attached hereto and incorporated herein.

3.	The Second Module Replacement Sinking Fund Reserve Schedule (the “Second Module Replacement Sinking Fund Reserve Schedule”) is set out on Attachment #6 attached hereto and incorporated herein.

4.
In accordance with and pursuant to the terms of Section 16(b) of the Lease Agreement, Lessee shall have the Early Buyout Option to purchase the Equipment for $13,304,760.00 (the “Early Buyout Option Amount”), in each case plus all additional amounts set forth in Section 16(c) of the Lease Agreement, on October 30, 2024, provided a Default under the Lease Agreement has not occurred and is continuing on such date.

Attachment #1
TO EXHIBIT A

CERTIFICATE OF ACCEPTANCE
to
Rental Schedule No. 1
Dated October 31, 2016

In compliance with the terms, conditions and provisions of the Agreement dated October 31, 2016 (the “Lease”) between the undersigned (“Lessee”) and PNC Energy Capital LLC (“Lessor”), Lessee hereby:

(a)
certifies and warrants that all Equipment described in the above-referenced Rental Schedule (the “Equipment”) is delivered, inspected and fully installed, and operational as of the Acceptance Date as indicated below;

(b)	accepts all the Equipment for all purposes under the Lease and all attendant documents as of the date above (the “Acceptance Date”); and

(c)	restates and reaffirms, as of the Acceptance Date, each of the representations, warranties and covenants heretofore given to Lessor in the Lease.

Lessor is hereby authorized to insert serial numbers on the above-referenced Rental Schedule.

LESSEE:
GROTON FUEL CELL 1, LLC

By: FuelCell Energy, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

BY: /s/ Michael S. Bishop
PRINT NAME: Michael S. Bishop
Title: Senior Vice President, Chief Financial
Officer & Secretary

Attachment #2
TO EXHIBIT A

Rental Value
Rental Schedule No. 1

Rent shall be due and payable in accordance with the following schedule. Rent is stated exclusive of all applicable sales and/or use taxes. Lessee is responsible for all sales and/or use taxes on the Rent.

Payment Date	Cash Rent Payment Schedule	Cumulative Cash Rents

10/31/2016	$7,538,787.00	$7,538,787.00
11/30/2016	$—	$7,538,787.00
12/30/2016	$—	$7,538,787.00
1/30/2017	$—	$7,538,787.00
2/28/2017	$589,303.96	$8,128,090.96
3/30/2017	$—	$8,128,090.96
4/30/2017	$—	$8,128,090.96
5/30/2017	$589,303.96	$8,717,394.92
6/30/2017	$—	$8,717,394.92
7/30/2017	$—	$8,717,394.92
8/30/2017	$581,239.39	$9,298,634.31
9/30/2017	$—	$9,298,634.31
10/30/2017	$—	$9,298,634.31
11/30/2017	$581,239.39	$9,879,873.70
12/30/2017	$—	$9,879,873.70
1/30/2018	$—	$9,879,873.70
2/28/2018	$570,605.81	$10,450,479.51
3/30/2018	$—	$10,450,479.51
4/30/2018	$—	$10,450,479.51
5/30/2018	$570,605.81	$11,021,085.32
6/30/2018	$—	$11,021,085.32
7/30/2018	$—	$11,021,085.32
8/30/2018	$562,541.25	$11,583,626.57
9/30/2018	$—	$11,583,626.57
10/30/2018	$—	$11,583,626.57
11/30/2018	$562,541.25	$12,146,167.82
12/30/2018	$—	$12,146,167.82
1/30/2019	$—	$12,146,167.82
2/28/2019	$551,508.23	$12,697,676.05
3/30/2019	$—	$12,697,676.05
4/30/2019	$—	$12,697,676.05
5/30/2019	$551,508.23	$13,249,184.28

6/30/2019	$—	$13,249,184.28
7/30/2019	$—	$13,249,184.28
8/30/2019	$543,443.66	$13,792,627.94
9/30/2019	$—	$13,792,627.94
10/30/2019	$—	$13,792,627.94
11/30/2019	$543,443.66	$14,336,071.60
12/30/2019	$—	$14,336,071.60
1/30/2020	$—	$14,336,071.60
2/29/2020	$532,802.17	$14,868,873.77
3/30/2020	$—	$14,868,873.77
4/30/2020	$—	$14,868,873.77
5/30/2020	$532,802.17	$15,401,675.94
6/30/2020	$—	$15,401,675.94
7/30/2020	$—	$15,401,675.94
8/30/2020	$524,737.60	$15,926,413.54
9/30/2020	$—	$15,926,413.54
10/30/2020	$—	$15,926,413.54
11/30/2020	$524,737.60	$16,451,151.14
12/30/2020	$—	$16,451,151.14
1/30/2021	$—	$16,451,151.14
2/28/2021	$513,566.44	$16,964,717.58
3/30/2021	$—	$16,964,717.58
4/30/2021	$—	$16,964,717.58
5/30/2021	$513,566.44	$17,478,284.02
6/30/2021	$—	$17,478,284.02
7/30/2021	$—	$17,478,284.02
8/30/2021	$505,501.87	$17,983,785.89
9/30/2021	$—	$17,983,785.89
10/30/2021	$—	$17,983,785.89
11/30/2021	$505,501.87	$18,489,287.76
12/30/2021	$—	$18,489,287.76
1/30/2022	$—	$18,489,287.76
2/28/2022	$219,363.80	$18,708,651.56
3/30/2022	$—	$18,708,651.56
4/30/2022	$—	$18,708,651.56
5/30/2022	$306,513.15	$19,015,164.71
6/30/2022	$—	$19,015,164.71
7/30/2022	$—	$19,015,164.71
8/30/2022	$304,562.04	$19,319,726.75
9/30/2022	$—	$19,319,726.75
10/30/2022	$—	$19,319,726.75
11/30/2022	$304,562.04	$19,624,288.79
12/30/2022	$—	$19,624,288.79
1/30/2023	$—	$19,624,288.79
2/28/2023	$299,495.94	$19,923,784.73
3/30/2023	$—	$19,923,784.73

4/30/2023	$—	$19,923,784.73
5/30/2023	$299,495.94	$20,223,280.67
6/30/2023	$—	$20,223,280.67
7/30/2023	$—	$20,223,280.67
8/30/2023	$297,544.84	$20,520,825.51
9/30/2023	$—	$20,520,825.51
10/30/2023	$—	$20,520,825.51
11/30/2023	$297,544.84	$20,818,370.35
12/30/2023	$—	$20,818,370.35
1/30/2024	$—	$20,818,370.35
2/29/2024	$292,604.49	$21,110,974.84
3/30/2024	$—	$21,110,974.84
4/30/2024	$—	$21,110,974.84
5/30/2024	$292,604.49	$21,403,579.33
6/30/2024	$—	$21,403,579.33
7/30/2024	$—	$21,403,579.33
8/30/2024	$290,523.31	$21,694,102.64
9/30/2024	$—	$21,694,102.64
10/30/2024	$—	$21,694,102.64
11/30/2024	$290,523.31	$21,984,625.95
12/30/2024	$—	$21,984,625.95
1/30/2025	$—	$21,984,625.95
2/28/2025	$285,183.02	$22,269,808.97
3/30/2025	$—	$22,269,808.97
4/30/2025	$—	$22,269,808.97
5/30/2025	$285,183.02	$22,554,991.99
6/30/2025	$—	$22,554,991.99
7/30/2025	$—	$22,554,991.99
8/30/2025	$283,231.92	$22,838,223.91
9/30/2025	$—	$22,838,223.91
10/30/2025	$—	$22,838,223.91
11/30/2025	$283,231.92	$23,121,455.83
12/30/2025	$—	$23,121,455.83
1/30/2026	$—	$23,121,455.83
2/28/2026	$278,152.58	$23,399,608.41
3/30/2026	$—	$23,399,608.41
4/30/2026	$—	$23,399,608.41
5/30/2026	$278,152.58	$23,677,760.99
6/30/2026	$—	$23,677,760.99
7/30/2026	$—	$23,677,760.99
8/30/2026	$7,482.26	$23,685,243.25

Total	$23,685,243.25

Attachment #3
TO EXHIBIT A

Stipulated Loss of Value Schedule
Rental Schedule No. 1

A	B	C

		Net
		Stipulated Loss Values
	Gross	(Net of Cumulative
SLV Date	Stipulated Loss Values	Rent Differential)

10/31/2016	$39,775,314.11	$39,775,314.11
11/30/2016	$44,415,553.68	$37,066,871.24
12/30/2016	$44,531,359.55	$37,372,781.67
1/30/2017	$44,462,198.24	$37,481,089.30
2/28/2017	$44,394,090.63	$37,590,450.62
3/30/2017	$44,320,168.36	$37,104,693.32
4/30/2017	$44,247,263.68	$37,209,257.58
5/30/2017	$44,172,538.42	$37,312,001.25
6/30/2017	$44,091,948.30	$36,819,576.10
7/30/2017	$44,009,479.31	$36,914,576.05
8/30/2017	$43,927,963.09	$37,010,528.76
9/30/2017	$43,840,624.61	$36,519,419.83
10/30/2017	$40,999,885.08	$33,856,149.23
11/30/2017	$40,911,517.73	$33,945,250.82
12/30/2017	$40,817,276.18	$33,447,238.80
1/30/2018	$40,721,425.78	$33,528,483.76
2/28/2018	$40,626,423.83	$33,610,577.17
3/30/2018	$40,525,618.57	$33,116,261.46
4/30/2018	$40,425,624.18	$33,193,362.42
5/30/2018	$40,325,603.11	$33,270,436.71
6/30/2018	$40,219,740.67	$32,771,063.81
7/30/2018	$40,113,807.05	$32,842,225.54
8/30/2018	$40,008,645.40	$32,914,159.25
9/30/2018	$39,897,697.48	$32,417,765.44
10/30/2018	$37,035,168.82	$29,732,332.14
11/30/2018	$36,924,844.25	$29,799,102.92
12/30/2018	$36,808,694.27	$29,297,507.05
1/30/2019	$36,692,644.45	$29,358,303.22
2/28/2019	$36,577,287.97	$29,419,792.73
3/30/2019	$36,456,194.77	$28,924,037.29
4/30/2019	$36,335,756.65	$28,980,445.16
5/30/2019	$36,216,335.92	$29,037,870.42
6/30/2019	$36,091,147.64	$28,538,019.90
7/30/2019	$35,966,940.71	$28,590,658.96
8/30/2019	$35,843,365.27	$28,643,929.51
9/30/2019	$35,714,084.85	$28,148,051.42
10/30/2019	$32,834,283.75	$25,445,096.31

11/30/2019	$32,706,553.87	$25,494,212.42
12/30/2019	$32,573,087.50	$24,994,148.38
1/30/2020	$32,440,659.40	$25,038,446.58
2/29/2020	$32,308,799.52	$25,083,313.00
3/30/2020	$32,171,295.10	$24,589,732.70
4/30/2020	$32,034,320.40	$24,629,484.30
5/30/2020	$31,898,235.28	$24,670,125.48
6/30/2020	$31,756,473.58	$24,172,287.90
7/30/2020	$31,615,565.17	$24,208,105.78
8/30/2020	$31,475,160.64	$24,244,427.55
9/30/2020	$31,329,140.88	$23,750,396.49
10/30/2020	$28,432,471.10	$21,030,453.00
11/30/2020	$28,287,743.67	$21,062,451.87
12/30/2020	$28,137,368.23	$20,564,065.12
1/30/2021	$27,977,448.00	$20,591,203.91
2/28/2021	$27,817,609.89	$20,618,780.76
3/30/2021	$27,652,220.58	$20,127,239.97
4/30/2021	$27,487,230.54	$20,149,664.90
5/30/2021	$27,324,032.69	$20,173,882.02
6/30/2021	$27,155,258.14	$19,678,955.99
7/30/2021	$26,988,247.06	$19,699,359.87
8/30/2021	$26,821,622.97	$19,720,150.75
9/30/2021	$26,649,490.30	$19,229,931.17
10/30/2021	$23,727,624.64	$16,495,480.48
11/30/2021	$23,557,591.29	$16,512,862.10
12/30/2021	$23,382,023.50	$16,019,207.41
1/30/2022	$23,177,280.66	$16,032,766.54
2/28/2022	$22,971,820.67	$16,046,660.75
3/30/2022	$22,764,138.62	$15,838,969.10
4/30/2022	$22,556,777.33	$15,850,962.01
5/30/2022	$22,352,423.46	$15,865,962.34
6/30/2022	$22,144,839.02	$15,571,218.95
7/30/2022	$21,940,260.31	$15,585,994.44
8/30/2022	$21,736,025.89	$15,601,114.22
9/30/2022	$21,528,584.58	$15,308,465.07
10/30/2022	$21,324,150.08	$15,323,384.77
11/30/2022	$21,120,060.98	$15,338,649.86
12/30/2022	$20,912,766.06	$15,046,147.11
1/30/2023	$20,705,833.93	$15,061,214.32
2/28/2023	$20,499,248.33	$15,076,628.06
3/30/2023	$20,289,517.15	$14,789,400.28
4/30/2023	$20,080,111.27	$14,801,993.73
5/30/2023	$19,873,749.76	$14,817,631.57
6/30/2023	$19,664,244.39	$14,530,629.60
7/30/2023	$19,457,782.66	$14,546,167.21
8/30/2023	$19,251,671.00	$14,562,054.89
9/30/2023	$19,042,440.15	$14,277,278.53
10/30/2023	$18,836,255.01	$14,293,092.74
11/30/2023	$18,630,422.05	$14,309,259.12
12/30/2023	$18,421,472.01	$14,024,763.58

1/30/2024	$18,212,972.96	$14,040,860.71
2/29/2024	$18,004,828.23	$14,057,312.16
3/30/2024	$17,793,626.24	$13,778,101.86
4/30/2024	$17,582,758.06	$13,791,829.87
5/30/2024	$17,374,974.69	$13,808,642.69
6/30/2024	$17,164,136.79	$13,529,796.47
7/30/2024	$16,956,383.92	$13,546,639.78
8/30/2024	$16,748,991.04	$13,563,843.09
9/30/2024	$16,538,570.86	$13,287,495.78
10/30/2024	$16,331,238.89	$13,304,760.00
11/30/2024	$15,671,573.42	$12,869,690.70
12/30/2024	$15,054,153.53	$12,186,343.69
1/30/2025	$14,477,866.75	$11,837,354.14
2/28/2025	$13,938,614.82	$11,525,399.45
3/30/2025	$13,429,406.02	$10,958,304.86
4/30/2025	$12,950,245.43	$10,706,441.52
5/30/2025	$12,500,947.09	$10,484,440.41
6/30/2025	$12,072,752.39	$9,998,359.92
7/30/2025	$11,669,342.31	$9,822,247.08
8/30/2025	$11,285,793.84	$9,665,995.85
9/30/2025	$10,916,856.21	$9,241,123.54
10/30/2025	$10,566,839.82	$9,118,404.38
11/30/2025	$10,231,408.47	$9,010,270.26
12/30/2025	$9,905,839.49	$8,628,766.60
1/30/2026	$9,592,108.32	$8,545,142.97
2/28/2026	$9,289,116.89	$8,472,259.08
3/30/2026	$8,992,586.78	$8,127,683.93
4/30/2026	$8,704,809.92	$8,070,014.60
5/30/2026	$8,434,197.49	$8,029,509.71
6/30/2026	$8,167,574.51	$7,714,841.69
7/30/2026	$7,916,733.17	$7,694,107.89
8/30/2026	$7,226,085.45	$7,233,567.71

Attachment #4
TO EXHIBIT A

Allocated Rents For
Rental Schedule No. 1

Annual Allocation for Federal Income Tax
Allocation Period	Rent	Interest

12/30/2016	$386,545.94	$—
12/30/2017	$2,281,254.72	$(151,627.51)
12/30/2018	$2,281,254.72	$(156,110.45)
12/30/2019	$2,281,254.72	$(159,102.83)
12/30/2020	$2,281,254.72	$(160,539.17)
12/30/2021	$2,409,399.27	$(160,419.69)
12/30/2022	$2,788,200.21	$(155,949.81)
12/30/2023	$2,788,200.21	$(124,208.13)
12/30/2024	$2,788,200.21	$(93,046.02)
12/30/2025	$2,788,200.21	$(60,633.37)
8/30/2026	$1,851,055.14	$(17,939.84)

Total	$24,924,820.07	$(1,239,576.82)

Attachment #5
TO EXHIBIT A
Description of Equipment

Equipment	Model Number	Serial Number
DFC3000 MBOP	FCE DFC3000Block 5	MB
DFC Module EAST NORTH	C1410	C1410-094
DFC3000 Inverter	Allen-Bradley PowerFlex N/A Power Conditioning Unit 1.5 MW	41072889
DFC3000 Transformer	Hammond Power Solutions 480YV 2165A Part Number	AA00647443
DFC3000 Switchgear	Gavan-Graham
PCU Chiller	Pfannenberg Model EB 350 SP 460/3/60 Part No. 42533505321	S15530808169
HRU	CAIN	7699
Load Leveler	Simplex	093083-1-1.1

Equipment	Model Number	Serial Number
DFC3000 MBOP	FCE DFC3000Block 5	MB
DFC Module EAST SOUTH	C1410	C1410-092
DFC3000 Inverter	Allen-Bradley PowerFlex N/A Power Conditioning Unit 1.5 MW	40877273
DFC3000 Transformer	Hammond Power Solutions 480YV 2165A Part Number	AA00647336
DFC3000 Switchgear	Gavan-Graham
PCU Chiller	Pfannenberg Model EB 350 SP 460/3/60 Part No. 42533505321	S15430806669
HRU	CAIN

FR3 Envirotemp	4038108C09	CBUC15080C100

Equipment	Model Number	Serial Number
DFC3000 MBOP	FCE DFC3000Block 5	MB
DFC Module WEST NORTH	C1410	C1410-098
DFC3000 Inverter	Allen-Bradley PowerFlex N/A Power Conditioning Unit 1.5 MW	41677509
DFC3000 Transformer	Hammond Power Solutions 480YV 2165A Part Number	AA00647445
DFC3000 Switchgear	Gavan-Graham
PCU Chiller	Pfannenberg Model EB 350 SP 460/3/60 Part No. 42533505321	S15430806670
HRU	CAIN	7700
Load Leveler	Simplex	093083-1-1.2

FR3 Evirotemp	4038108C09	CBUL15080C100

Equipment	Model Number	Serial Number
DFC3000 MBOP	FCE DFC3000Block 5	MB
DFC Module WEST SOUTH	C1410	C1410-097
DFC3000 Inverter	Allen-Bradley PowerFlex N/A Power Conditioning Unit 1.5 MW	41676726
DFC3000 Transformer	Hammond Power Solutions 480YV 2165A Part Number	AA00647444
DFC3000 Switchgear	Gavan-Graham
PCU Chiller	Pfannenberg Model EB 350 SP 460/3/60 Part No. 42533505321	S15430806668

Attachment #6
TO EXHIBIT A

Second Module Replacement Sinking Fund Reserve Schedule For
Rental Schedule No. 1

Second Stack Replacement Sinking Fund Reserve
Date	Deposit	Minimum Balance Requirement
12/31/2021	$324,400.00	$324,400.00
3/31/2022	$324,400.00	$648,800.00
6/30/2022	$324,400.00	$973,200.00
9/30/2022	$324,400.00	$1,297,600.00
12/31/2022	$324,400.00	$1,622,000.00
3/31/2023	$324,400.00	$1,946,400.00
6/30/2023	$324,400.00	$2,270,800.00
9/30/2023	$324,400.00	$2,595,200.00
12/31/2023	$324,400.00	$2,919,600.00
3/31/2024	$324,400.00	$3,244,000.00
6/30/2024	$324,400.00	$3,568,400.00
9/30/2024	$324,400.00	$3,892,800.00
12/31/2024	$324,400.00	$4,217,200.00
3/31/2025	$324,400.00	$4,541,600.00
6/30/2025	$324,400.00	$4,866,000.00
9/30/2025	$324,400.00	$5,190,400.00
12/31/2025	$324,400.00	$5,514,800.00
3/31/2026	$324,400.00	$5,839,200.00
6/30/2026	$648,800.00	$6,488,000.00